Exhibit 10.1

400 Atlantic Street, Suite 1500
Stamford, Connecticut 06901

Form Severance Agreement

October 13, 2015

[NAME]

[ADDRESS]

Dear [                    ]:

This letter (this “Agreement”) sets forth our agreement concerning certain potential terminations of your employment with Harman International Industries, Incorporated (the “Company”), and certain potential competitive activities post-termination of your employment with the Company for any reason.

1. Term. The “Term” means the period commencing as of the date hereof and expiring as of December 31, 2018. However, commencing on January 1, 2019 and each January 1 thereafter, the Term will automatically be extended for an additional year unless, not later than September 30th of the immediately preceding year, the Company or you shall have given notice that it or you, as the case may be, do not wish to have the Term extended, provided that the Company may not provide such notice of non-extension during the Protected Period (as defined below). This Agreement, including your obligations under Section 8 hereof, shall survive expiration or termination of the Term or of your employment with the Company.

2. Severance. Subject to the other provisions of this Agreement, if your employment with the Company and its affiliates is terminated during the Term by the Company (or its applicable affiliate) other than for Cause or Disability, or by you for Good Reason (any termination entitling you to severance pursuant to this sentence, a “Qualifying Termination”), subject to your execution, delivery and non-revocation of the release of claims described in Section 4 below, the Company will (a) pay you, on the 60th day following such termination, a lump sum severance payment equal to one times (two times, if such Qualifying Termination occurs during the Protected Period) the sum of (i) your annual base salary as in effect as of the date of such termination, plus (ii) your target annual bonus as in effect as of the date of termination, (b) pay you a prorated bonus for the fiscal year during which such termination occurs (such proration to be based on the portion of such fiscal year during which you were employed by the Company and its affiliates), payable based on actual performance (determined according to the procedures the Company would have applied had you remained employed through the bonus payment date) at the same time annual bonuses for such fiscal year are paid to Company employees generally (except that, if the applicable Qualifying Termination occurs during the Protected Period, such bonus shall be prorated based upon your target bonus and paid on the 60th day following such termination), and (c) provide you with reasonable outplacement services for one year after such termination (the cost of such services not to exceed $50,000). In addition, for a period (the “Continuation Period”) of 12 months (18 months, if the applicable Qualifying Termination occurs during the Protected Period) following the date of a Qualifying Termination, the Company will arrange to provide you (and your dependents) with coverage under the Company’s medical, dental or other health plan, but only to the extent that you make a payment to the Company in an amount equal to the monthly COBRA premium payments on a timely basis required to maintain such coverage commencing with the first calendar month following the date of such termination, and the Company shall reimburse you (in accordance with the schedule set forth in Section 6) on an after-tax basis for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Continuation Period (the “COBRA Reimbursement”). If you experience a Qualifying Termination during the Protected Period, the base salary and target bonus as of the date of the termination utilized for purposes of the calculations set forth in Sections 2(a) and 2(b) shall in no event be lower than the base salary and target bonus, respectively, in effect for you as of immediately prior to the applicable Change in Control (and, if they would otherwise be lower, shall be deemed to equal such amounts in effect as of immediately prior to the Change in Control).

3. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) Definition of Cause. Termination for “Cause” means a termination of your employment by the Company based on your (i) commission of a crime (other than a vehicular misdemeanor), (ii) intentional commission of damage to property of the Company or any of its affiliates that causes material harm to the Company or any of its affiliates, (iii) material breach of Section 8, (iv) misconduct that materially damages or injures the Company or any of its affiliates, or (v) gross negligence in the performance of, or your willful failure to perform, your duties and responsibilities. Notwithstanding the foregoing, during the Protected Period, a termination for Cause shall not be effectuated (A) pursuant to clauses (i), (iv), or (v) of this Section 3(a) (except that your employment may be terminated for Cause during the Protected Period pursuant to clause (i) if you have been convicted of a criminal violation involving fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company and its affiliates), (B) unless the act giving rise to termination shall have been demonstrably and materially harmful to the Company, and (C) unless there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of a majority of the Board of Directors of the Company (or of the parent entity that is a successor to the Company) (the “Board”) then in office at a meeting of the Board called and held for such purpose, after reasonable notice to you and an opportunity for you, together with your counsel (if you choose to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, you have committed an act constituting Cause as defined in this Agreement and specifying the particulars thereof in detail (nothing herein shall be construed to limit your right to contest the validity or propriety of any such determination). For purposes of this Agreement, no act or failure to act on your part shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

(b) Definition of Change in Control. A “Change in Control” means the occurrence during the Term of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock (as defined below) of the Company; provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), (B) any acquisition by the Company or a Subsidiary (as defined below) of Voting Stock of the Company, (C) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination (as defined below) that complies with clauses (A), (B) and (C) of Section 3(b)(iii); or

(ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then-outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 3(b)(iii).

(c) Definition of Disability. Termination by the Company for “Disability” means termination based on your inability to perform your duties and responsibilities by reason of illness or incapacity for a total of 180 days in any twelve-month period.

(d) Definition of Good Reason. Termination by you for “Good Reason” means a voluntary termination by you due to (i) an involuntary relocation that increases your commute by more than 50 miles, (ii) a material diminution in your base salary (other than, prior to a Change in Control, pursuant to across-the-board reductions that apply uniformly to similarly situated employees generally), (iii) a material diminution in your overall compensation opportunity (other than, prior to a Change in Control, pursuant to across-the-board reductions that apply uniformly to similarly situated employees generally), (iv) a material reduction in your authority or position with the Company, or (v) a material breach of this Agreement by the Company and its affiliates. Notwithstanding the foregoing, a termination shall be deemed to be for Good Reason hereunder only if you provide written notice to the Company of the existence of one or more of the conditions described herein within 90 days following your knowledge of the initial existence of such condition, the Company fails to cure such condition during the 30-day period (the “Cure Period”) following its receipt of such notice, and you terminate employment within 30 days following the conclusion of the Cure Period.

(e) Definition of Protected Period. The term “Protected Period” means the two-year period following a Change in Control.

(f) Definition of Subsidiary. The term “Subsidiary” means an entity in which the Company, directly or indirectly, beneficially owns 50% or more of the outstanding Voting Stock.

(g) Definition of Voting Stock. The term “Voting Stock” means securities entitled to vote generally in the election of directors.

4. Release of Claims. The Company’s obligation to make the payments hereunder is conditioned upon your execution and delivery to the Company (within 50 days after the date of your Qualifying Termination), and non-revocation, of a release of claims, in substantially the form set forth as Exhibit A hereto (with any changes as are reasonably requested by the Company to reflect changes in law or practice).

5. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, local or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

6. Section 409A. The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. Notwithstanding any provision in this Agreement to the contrary, no payment or benefit that is deferred compensation for purposes of Section 409A and that is due upon your termination of employment will be paid or provided unless such termination is also a “separation from service” (within the meaning of Section 409A). Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event will you have the ability to, directly or indirectly, designate the calendar year of any payment under this Agreement. If at the time of your separation from service (as defined in Section 409A) with the Company, you are a “specified employee” (within the meaning of Section 409A), any payment hereunder that is considered deferred compensation under Section 409A and that is payable on account of your separation from service (and that would otherwise be paid prior to the six-month anniversary of such separation) shall be delayed (the “Section 409A Delay”) until the earlier of your death or the six-month anniversary of such separation from service and shall then be promptly paid, together with interest for the period of delay, compounded annually, equal to a rate equal to the applicable federal short-term rate in effect under Section 1274(d) of the Code for the month in which your separation from service occurs. All COBRA Reimbursements shall (subject to the Section 409A Delay) be made within 30 days following the date on which you incur the expense but no later than December 31st of the year following the year in which you incur the related expense, provided that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

7. Section 280G Cutback. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “excess parachute payment” (within the meaning of Section 280G of the Code, or any successor provision thereto) but for the application of this sentence, then such payments and benefits will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment; provided, however, that no such reduction shall be made if it is not thereby possible to eliminate all excess parachute payments under this Agreement; and provided, further, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to you, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by you or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. If any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 7, the Company will reduce your payments and/or benefits, to the extent required, in the following order: (a) the lump sum payment described in Section 2(a), (b) the outplacement benefit described in Section 2, (c) the health continuation benefits set forth in Section 2 and (d) the prorated bonus set forth in Section 2(b).

8. Restrictive Covenants. In consideration of the Company’s commitments hereunder and of your continued employment, you hereby agree to the following restrictive covenants:

(a) You will not, without the prior written consent of the Company, while employed by the Company and its affiliates or thereafter, disclose to any person not employed by the Company any confidential or proprietary information of the Company or of any of its affiliates. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by your breach of this Section 8(a)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature, of the Company or of any of its affiliates. The foregoing obligations imposed by this Section 8(a) will not apply (i) while you are employed by the Company, to actions taken in the ordinary course of the business of, and for the benefit of, the Company, (ii) if such confidential or proprietary information will have become, through no fault of yours, generally known to the public, or (iii) if you are required by law to make disclosure (after giving the Company prompt written notice of the receipt of such legal process and cooperating with the Company to seek a protective order if it elects to do so).

(b) While employed by the Company and its affiliates and for a period of 12 months after you cease (for any reason) to be employed by the Company or one of its affiliates (together, the “Restricted Period”), you will not, without the Company’s prior written consent, become an employee, officer, director or investor (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over-the-counter) in any business or enterprise, anywhere in the world, that directly or indirectly competes with the business of the Company or any affiliate and is set forth on the list of competitors (the “Competitive List”) as provided to you on or about the date hereof, as it may be modified by the Company from time to time by written notice to you, provided that any modification shall not be effective until ninety (90) days after provided to you and only if you are then employed by the Company. The Competitive List may not contain more than fifteen (15) entities.

(c) During the Restricted Period, you shall not (i) employ, retain, solicit or recruit for employment or retention or assist any other person or entity in employing, retaining, soliciting or recruiting, directly or indirectly, any individual employed by the Company or one of its affiliates or who had been so employed in the prior six (6) months; provided that this Section 8(c) shall not be violated by advertising or searches not specifically targeted at the employees of the Company or its affiliates, or by serving as a reference upon request to an entity with which you are not affiliated, or (b) interfere with the Company’s or any of its affiliate’s relationship with any of its or their suppliers, vendors, joint venturers or independent contractors.

(d) You acknowledge that, because of and during the course of your employment by the Company, you will learn or develop confidential information relating to the Company’s sales, marketing or servicing, and relating to the Company’s customers. You recognize that the Company’s relationships with its customers are extremely valuable to it and thus the protection of the Company’s relationships with its customers is essential. Accordingly and in consideration of your continued employment with the Company and the various benefits and payments provided in conjunction therewith, you agree that you will not, during the Restricted Period, solicit or attempt to solicit, directly or indirectly, and for the purpose of providing services or products that are the same or similar to those offered for sale by the Company at the time of your termination and which services or products group represents more than 10 percent (10%) of the revenues of the Company and its affiliates for its most recently completed fiscal year or is expected to do so in the current or next fiscal year, any existing or prospective customer of the Company or any one of its affiliates which you solicited or with whom you had direct contact while employed by the Company, provided that the foregoing shall not apply to retail consumers of the Company or any of its affiliates.

(e) The Company and you acknowledge that the time, scope, geographic area and other provisions of this Section 8 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. You acknowledge and agree that the terms of this Section 8: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its affiliates, (iii) impose no undue hardship on you, and (iv) are not injurious to the public. You further acknowledge and agree that your breach of the provisions of this Section 8 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of the Company’s eventual success on the merits. You consent and agree that if you commit any such breach or threaten to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

(f) Nothing herein shall prevent or limit you from reporting a possible violation of applicable laws or regulations to any governmental or regulatory agency, including the Securities and Exchange Commission, or making other disclosures that are protected under so-called whistleblower laws or regulations. Such disclosures may be made without notice to the Company or consent of the legal department of the Company.

9. At-Will Employment. Notwithstanding anything herein to the contrary, your employment with the Company is terminable at will with or without Cause (subject to the obligations of the Company hereunder). Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or you to have you remain in the employment of the Company and its affiliates for any specific duration.

10. No Mitigation. The Company hereby acknowledges that you will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on your part under this Agreement or otherwise.

11. Governing Law and Dispute Resolution. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any disputes, litigation, proceedings or other legal actions by any party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement may be instituted in the courts of the State of Delaware or of the United States sitting in the State of Delaware. Each party to this Agreement irrevocably submits to the jurisdiction of the courts of the State of Delaware and of the United States sitting in the State of Delaware in connection with any such dispute, litigation, proceeding or other legal action arising out of or relating to this Agreement.

12. Legal Fees and Expenses Following a Change in Control. If your employment with the Company and its affiliates is terminated during the Protected Period and it appears to you that the Company has failed to comply with any of its obligations under this Agreement, or if the Company or any other Person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, you the benefits provided or intended to be provided to you hereunder, the Company irrevocably authorizes you from time to time to retain counsel of your choice, at the expense of the Company as hereafter provided, to advise and represent you in connection with any such interpretation, enforcement or defense, including, without limitation, the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Without regard to whether you prevail, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by you in connection with any of the foregoing. However, if you bring an action in bad faith, or with no colorable claim of success, the Company shall not pay for any of your attorneys’ fees or related expenses. This Section 12 shall have no application prior to a Change in Control.

13. Entire Agreement. This Agreement sets forth the entire understanding with respect to the subject matter hereof and supersedes all prior agreements, written or oral or express or implied, between you and the Company or any affiliate of the Company as to such subject matter[, including the letter agreement between you and the Company, dated [                    ], and the Severance Agreement between the Company and you, dated [                    ]]. Any payments provided hereunder shall constitute the exclusive payments due to you from, and the exclusive obligation of, the Company and its affiliates in the event of any termination of your employment, except for any benefits that may be due you in normal course under any employee benefit plan of the Company (other than a severance plan) that provides benefits after termination of employment.

14. Notices. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to you at your address on the books of the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

15. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company. This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder, except as expressly provided above in this Section 15.

16. Miscellaneous. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by you and the Company. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

Please indicate your agreement by signing below and retain one copy for your records.

Sincerely,

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:
Name:	Dinesh C. Paliwal
Its:	Chairman, President and Chief Executive Officer

Agreed and Accepted:

[ ]

Exhibit A

SAMPLE RELEASE

In consideration of the agreement by Harman International Industries, Incorporated (the “Company” or “Employer”) to provide the benefits described in the letter agreement between me and the Company dated                      (the “Letter Agreement”) and in consideration for the Company’s other promises in the Letter Agreement and herein, I agree as follows:

1. Release of Known and Unknown Claims by Me

(a) I hereby release and forever discharge (this “Release”) the Company and each of its associates, owners, stockholders, affiliates, divisions, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, partners, employees, representatives, and insurers (collectively, the “Company Releasees”) of and from any and all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent, which I now have or may have against the Company or any Company Releasee to the extent acting by, through, under or in concert with the Company, by reason of any matter, cause or thing whatsoever from the beginning of time to the Effective Date (as defined below). The claims released herein include, without limitation, claims arising out of, based upon, or relating to the hire, employment, remuneration or termination of my employment and any claims constituting, arising out of, based upon, or relating to any tort theory, any express or implied contract, Title VII of the Civil Rights Act of 1964, the Civil Rights of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (29 U.S.C. §§ 621 et seq.), the Equal Pay Act, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, and any other local, state or federal law governing the employment relationship. Notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that I may have (i) under Section 2 of the Letter Agreement or under this Release; (ii) as a stockholder in the Company; or (iii) that may not be released or waived as a matter of law.

(b) I expressly acknowledge, agree and recite that (i) the release and waiver set forth in Section 1(a) above are written in a manner I understand; (ii) in executing this Release, I am not waiving rights or claims that may arise after the date that this Release becomes effective; (iii) I am waiving rights or claims only in exchange for consideration in addition to anything to which I am otherwise entitled; (iv) I have entered into and executed this Release knowingly and voluntarily; (v) I have been given up 21 days to consider the terms of this Release and understand its terms; (vi) I have been advised of the opportunity to seek the advice of legal counsel in this matter and to obtain my counsel’s assistance in reviewing this Release; (vii) I have read and understand this Release in its entirety; and (viii) I have not been forced to sign this Release by any employee or agent of Employer.

(c) I represent and warrant that there has been no assignment or other transfer of any interest in any claims released hereunder, and I agree to indemnify and hold the Company Releasees harmless from any liability, claims, demands, damages, reasonable costs, reasonable expenses and reasonable attorney’s fees incurred by the Company Releasees as a result of any person asserting any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Company Releasees against me under this indemnity.

(d) I agree that, except for claims made to or brought by the Equal Employment Opportunity Commission (“EEOC”), if I hereafter commence, join in, or in any manner seek relief through any suit arising out of, based upon or relating to any of the claims released hereunder, or in any manner assert against the Company Releasees any of the claims released hereunder, I shall pay to the Company Releasees in addition to any other damages caused to the Company Releasees thereby, all reasonable attorneys’ fees incurred by the Company Releasees in defending or otherwise responding to said suit or claim.

(e) It is my intention that my execution of this Release will forever bar every claim, demand, cause of action, charge and grievance released above.

2. Assumption of Risk. Each of the parties fully understands that if any fact with respect to any matter covered by this Release is found hereafter to be other than, or different from, the facts now believed by any of the parties to be true, each of the parties expressly accepts and assumes the risk of such possible difference in fact and agrees that the release provisions hereof shall be and remain effective notwithstanding any such difference in fact.

3. No Pending Actions. I represent that I do not presently have on file any complaint, charge or claim (civil, administrative or criminal) against the Company in any court or administrative forum, or before any governmental agency or entity. I represent that I will not hereafter file any complaints, charges or claims (civil, administrative or criminal) against the Company with any administrative, state, federal or other governmental entity, agency, board or court (except the EEOC) with respect to the claims released in Section 1 of this Release.

4. Proprietary and Privileged Information. I agree and acknowledge that during the course of my employment with Company, I received confidential and/or proprietary information relating to, without limitation, Company and its subsidiaries’ and affiliates’ business and marketing strategies, finances, benefit plans, systems, products and employees. I agree on the date on which I sign this Release to return to the Company any and all documents, papers and material (including any of the same stored on electronic media such as diskettes or tapes) containing such confidential and/or proprietary information which has not theretofore been returned to the Company, although I may retain the laptop computer as provided in this Release. I further agree that, following my signing of this Release and for so long thereafter as such information is not in the public domain through no fault of mine, I will not use or disclose any such confidential and/or proprietary information, either directly or indirectly, to or for the benefit of any other person, firm or corporation. The provisions of this Section 4 supplement, but do not replace, my legal and other contractual obligations relating to confidential Company information.

5. No Admission of Liability. I understand and agree that neither the execution of this Release nor the performance of any term hereof shall constitute or be construed as an admission of any liability whatsoever by either the Company or me, as both the Company and I have consistently taken the position that it/I have no liability whatsoever to the other.

6. Attorneys’ Fees. If the Company or I bring an action or proceeding for breach of the Letter Agreement or this Release or to enforce its or my rights hereunder or thereunder, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, if any, incurred in connection with such action.

7. Return of Employer Property. I represent that I have returned to the Company all Company products, samples, equipment, parts, inventory, manuals, technical information and other Company materials in my possession or under my control, except those with respect to which I have made arrangements with the Company to pick up or otherwise deliver to the Company. The Company’s receipt of all such items that I am obligated to return is a condition of its obligation to provide me the benefits described in the Letter Agreement.

8. Construction. This Release shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of Delaware. The language of this Release shall not be construed for or against any particular party, solely by reason of authorship. Each and every covenant, term, provision and agreement herein contained shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. The headings used herein are for reference only and shall not affect the construction of any of them.

9. Sole Agreement. The Letter Agreement and this Release represent the sole and entire agreement between the parties and supersede all prior agreements, negotiations and discussions between the parties and/or their respective counsel with respect to the subject matters covered hereby.

10. Severability. In the event that any one or more of the provisions contained in this Release shall, for any reason, by held to be invalid, void, illegal or unenforceable in any respect, such invalidity, voidness, illegality or lack of enforceability shall not affect any other provision of the Letter Agreement or this Release and the remaining portions shall remain in full force and effect.

11. Amendments. Any amendment or modification of this Release must be made in a writing signed by me and a duly authorized representative of the Company and stating the intent of both parties to amend this Release.

12. Notices. All notices, requests, demands and other communications hereunder must be in writing, marked “Personal and Confidential,” and shall be deemed to have been given if delivered by hand or mailed by first class, postage and registry fees prepaid, and addressed as follows:

If to Employee:	To the address last on the books of the Company.

If to Company:	Attn: Chief Executive Officer
Harman International Industries,
Incorporated
400 Atlantic Street, 15th Floor
Stamford, CT 06901

13. Revocation; Effectiveness. I understand that I have the right to revoke this Release within seven (7) calendar days after I sign it. This Release will become effective and enforceable only after I have signed it and upon expiration of the seven-day revocation period with no revocation taking place (the “Effective Date”). I understand that if I desire to revoke this Release, I must give actual, written notice of revocation to the above person at the above address before the seven-day revocation period expires.

The date indicated and my signature below acknowledge my review, understanding and full, knowing and voluntary acceptance of the terms and conditions set forth in this Release.

IN WITNESS WHEREOF, I, intending to be legally bound hereby, have executed this Release.

[EMPLOYEE NAME] (“Employee”, “me”, or “I”)	Date

Accepted and Agreed:

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

A-4